Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIED WORLD REPORTS STRONG FIRST QUARTER OPERATING RESULTS;
ANNUALIZED RETURN ON OPERATING EQUITY OF 23.2%
PEMBROKE, BERMUDA, May 7, 2009 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $131.4 million, or $2.57 per diluted share, for the first quarter of 2009 compared to net income of $130.9 million, or $2.55 per diluted share, for the first quarter of 2008. The company reported operating income of $137.6 million, or $2.69 per diluted share, for the first quarter of 2009 compared to operating income of $128.0 million, or $2.49 per diluted share, for the first quarter of 2008.
President and Chief Executive Officer Scott Carmilani commented, “Allied World’s momentum of 2008 continued into the first quarter of 2009, despite strong headwinds in the market. We are very pleased to continue to deliver meaningful book value growth to our shareholders and to report an impressive annualized operating return on equity of over 23% for the first quarter of 2009. Our total capital base is now $3 billion, and we have significantly built out our U.S. operating platform.”
Changes to Segment Reporting
During 2009, the company has realigned its management reporting structure due to organizational changes and the growth of its direct specialty insurance operations in the United States, including the recent acquisition of Darwin Professional Underwriters, Inc. (“Darwin”), and an increasing emphasis on markets served and customer focus. As a result, management monitors the performance of its direct underwriting operations based on the geographic location of the company’s offices, the markets and customers served, and the type of accounts written. There were no changes to how management monitors its reinsurance underwriting operations. The company is currently organized into three operating segments: U.S. insurance, international insurance and reinsurance. All product lines fall within these classifications.
Underwriting Results
Gross premiums written were $479.6 million in the first quarter of 2009, a 20.8% increase compared to $396.9 million in the first quarter of 2008. Net premiums written were $405.0 million in the first quarter of 2009, a 24.0% increase compared to $326.6 million in the first quarter of 2008. These increases were primarily due to the inclusion of the Darwin business and increased writings in the U.S. insurance segment by our other U.S. offices, offset by our decision to reduce property and energy business in our international insurance segment that did not meet our underwriting requirements. Net premiums earned in the first quarter of 2009 were $324.0 million, an 18.6% increase compared to $273.1 million in the first quarter of 2008.
The combined ratio was 75.3% in the first quarter of 2009 compared to 78.2% in the first quarter of 2008. The loss and loss expense ratio was 45.8% in the first quarter of 2009 compared to 52.5% in the first quarter of 2008. During the first quarter of 2009, the company recorded net favorable reserve development on prior loss years of $60.2 million, a benefit of 18.6 percentage points to the company’s loss and loss expense ratio for the quarter. Of this net favorable development, $7.5 million, $40.6 million and $12.1 million was recognized in our U.S. insurance, international insurance and reinsurance segments, respectively. Absent prior year reserve adjustments, the loss and loss expense ratio related to the first quarter of 2009 was 64.4% compared to 71.9% for the first quarter of 2008. The decrease in the loss and loss expense ratio for the current loss year was primarily due to lower storm activity and fewer incidences of large individual property losses compared to those incurred during the first quarter of 2008.
The company’s expense ratio was 29.5% for the first quarter of 2009 compared to 25.7% for the first quarter of 2008. As part of our ongoing strategic initiatives, the company has significantly expanded its existing U.S. operations. The company’s staff count increased to 590 as of March 31, 2009 from 312 as of March 31, 2008, which included 173 Darwin employees. The net increase in salary and employee welfare costs, including stock compensation, was $13.8 million during the first quarter of 2009 compared to the first quarter of 2008.
Investment Results
Net investment income in the first quarter of 2009 was $77.9 million, an increase of 1.2% from the $76.9 million of net investment income in the first quarter of 2008. During the first quarter of 2009, the company recorded net realized investment losses of $5.4 million compared to net realized investment gains of $3.5 million in the first quarter of 2008. The $5.4 million in net realized losses for the first quarter of 2009 included $36.7 million in gains from sales of securities and approximately $42.0 million in losses from other-than-temporary impairments. The declines in the market value of these securities were primarily due to widening of credit spreads caused by the continued decline in the U.S. housing market and the ongoing volatility in the financial markets.

Shareholders’ Equity
As of March 31, 2009, shareholders’ equity was $2.5 billion, a 3.1% increase compared to $2.4 billion as of December 31, 2008. The increase was primarily the result of net income for the three-month period ended March 31, 2009 of $131.4 million partially offset by net unrealized losses on investments of $57.4 million during the three months ended March 31, 2009.
The company’s annualized net income return on average shareholders’ equity for the first quarter of 2009 was 22.1% and the annualized operating return on average shareholders’ equity for the first quarter of 2009 was 23.2%.
As of March 31, 2009, diluted book value per share was $47.40, an increase of 2.9%, compared to $46.05 as of December 31, 2008.
Quarterly Dividend
Allied World announced today that its Board of Directors has declared a quarterly dividend of $0.18 per common share. The dividend will be payable on June 11, 2009 to shareholders of record on May 26, 2009.
Investment Supplement
Allied World will be providing additional information on its investment portfolio as of March 31, 2009. This information will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Financial Supplement
A financial supplement relating to the first quarter of 2009 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Conference Call
Allied World will host a conference call on Friday, May 8, 2009 at 8:30 a.m. (Eastern Time) to discuss the first quarter 2009 financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (800) 901-5241 (U.S. and Canada callers) or (617) 786-2963 (international callers) and entering the passcode 65621147 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Friday, May 22, 2009 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 79255600. In addition, the webcast will remain available online through Friday, May 22, 2009 at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-GAAP financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”).
“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gain or loss. The company excludes net realized investment gains or losses and net foreign exchange gain or loss from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.

“Annualized net income return on average shareholders’ equity” (“ROAE”) is calculated using average shareholders’ equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate and risk premium movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average shareholders’ equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average shareholders’ equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized net income return on average shareholders’ equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States, Europe and Hong Kong. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company. For further information on Allied World, please visit our website at www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the ability to recognize the benefits of the Darwin acquisition; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions including those related to the ongoing financial crisis; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts

	Quarter Ended March 31,
	2009	2008

Revenues:
Gross premiums written	$479,597	$396,874
Premiums ceded	(74,559)	(70,302)

Net premiums written	405,038	326,572
Change in unearned premiums	(81,066)	(53,500)

Net premiums earned	323,972	273,072
Net investment income	77,854	76,931
Net realized investment (losses)/gains	(5,361)	3,465
Other income	466	—

Total revenue	396,931	353,468

Expenses:
Net losses and loss expenses	148,497	143,497
Acquisition costs	37,129	26,840
General and administrative expenses	58,430	43,271
Interest expense	10,447	9,510
Foreign exchange loss	835	476

Total expenses	255,338	223,594

Income before income taxes	141,593	129,874
Income tax expense/(recovery)	10,185	(1,071)

NET INCOME	$131,408	$130,945

PER SHARE DATA:
Basic earnings per share	$2.67	$2.68
Diluted earnings per share	$2.57	$2.55
Weighted average common shares outstanding	49,248,118	48,811,932
Weighted average common shares and common share equivalents	51,120,049	51,380,423
Dividends declared per share	$0.18	$0.18

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	March 31,	December 31,
	2009	2008

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2009: $5,712,331; 2008: $5,872,031)	$5,808,176	$6,032,029
Other invested assets available for sale, at fair value (cost: 2009: $89,250; 2008: $89,229)	58,305	55,199
Equity securities, at fair value	18,491	21,329
Other invested assets, at fair value	120,708	48,573

Total investments	6,005,680	6,157,130
Cash and cash equivalents	645,070	655,828
Restricted cash	59,349	50,439
Securities lending collateral	—	171,026
Insurance balances receivable	417,694	347,941
Prepaid reinsurance	176,916	192,582
Reinsurance recoverable	880,390	888,314
Accrued investment income	50,507	50,671
Deferred acquisition costs	141,038	135,780
Goodwill	268,532	268,532
Intangible assets	70,345	71,410
Balances receivable on sale of investments	97,907	12,371
Net deferred tax assets	32,383	22,452
Other assets	46,444	47,603

Total assets	$8,892,255	$9,072,079

LIABILITIES:
Reserve for losses and loss expenses	$4,603,078	$4,576,828
Unearned premiums	995,759	930,358
Unearned ceding commissions	47,661	49,599
Reinsurance balances payable	91,659	95,129
Securities lending payable	—	177,010
Balances due on purchase of investments	94,253	—
Dividends payable	8,914	—
Syndicated loan	—	243,750
Senior notes	498,826	498,796
Accounts payable and accrued liabilities	60,245	83,747

Total liabilities	$6,400,395	$6,655,217

SHAREHOLDERS’ EQUITY:
Common shares, par value $0.03 per share: issued and outstanding 2009: 49,522,766 ; 2008: 49,036,159 shares	$1,486	$1,471
Additional paid-in capital	1,324,702	1,314,785
Retained earnings	1,117,468	994,974
Accumulated other comprehensive income, net of tax	48,204	105,632

Total shareholders’ equity	$2,491,860	$2,416,862

Total liabilities and shareholders’ equity	$8,892,255	$9,072,079

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	US	International
Quarter Ended March 31, 2009	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$153,369	$125,919	$200,309	$479,597
Net premiums written	115,844	88,957	200,237	405,038
Net premiums earned	105,267	111,194	107,511	323,972
Other income	466	—	—	466
Net losses and loss expenses	(54,177)	(39,193)	(55,127)	(148,497)
Acquisition costs	(14,411)	(1,060)	(21,658)	(37,129)
General and administrative expenses	(28,464)	(18,819)	(11,147)	(58,430)

Underwriting income	8,681	52,122	19,579	80,382
Net investment income				77,854
Net realized investment losses				(5,361)
Interest expense				(10,447)
Foreign exchange loss				(835)

Income before income taxes				$141,593

GAAP Ratios:
Loss and loss expense ratio	51.5%	35.2%	51.3%	45.8%
Acquisition cost ratio	13.7%	1.0%	20.1%	11.5%
General and administrative expense ratio	27.0%	16.9%	10.4%	18.0%

Combined ratio	92.2%	53.1%	81.8%	75.3%

	US	International
Quarter Ended March 31, 2008	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$35,822	$171,301	$189,751	$396,874
Net premiums written	23,119	114,112	189,341	326,572
Net premiums earned	30,043	122,653	120,376	273,072
Net losses and loss expenses	(16,083)	(71,779)	(55,635)	(143,497)
Acquisition costs	(2,985)	(834)	(23,021)	(26,840)
General and administrative expenses	(14,568)	(19,634)	(9,069)	(43,271)

Underwriting (loss) income	(3,593)	30,406	32,651	59,464
Net investment income				76,931
Net realized investment gains				3,465
Interest expense				(9,510)
Foreign exchange loss				(476)

Income before income taxes				$129,874

GAAP Ratios:
Loss and loss expense ratio	53.5%	58.5%	46.2%	52.5%
Acquisition cost ratio	9.9%	0.7%	19.1%	9.8%
General and administrative expense ratio	48.5%	16.0%	7.5%	15.9%

Combined ratio	111.9%	75.2%	72.8%	78.2%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended March 31,
	2009	2008

Net income	$131,408	$130,945
Net realized investment losses/(gains)	5,361	(3,465)
Foreign exchange loss/(gain)	835	476

Operating income	$137,604	$127,956

Weighted average common shares outstanding:
Basic	49,248,118	48,811,932
Diluted	51,120,049	51,380,423

Basic per share data:
Net income	$2.67	$2.68
Net realized investment losses/(gains)	0.11	(0.07)
Foreign exchange loss/(gain)	0.01	0.01

Operating income	$2.79	$2.62

Diluted per share data
Net income	$2.57	$2.55
Net realized investment losses/(gains)	0.11	(0.07)
Foreign exchange loss/(gain)	0.01	0.01

Operating income	$2.69	$2.49

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of	As of
	March 31,	December 31,	March 31,
	2009	2008	2008
Price per share at period end	$38.03	$40.60	$39.70
Total shareholders’ equity	2,491,860	2,416,862	2,394,620
Basic common shares outstanding	49,522,766	49,036,159	48,841,837
Add: unvested restricted share units	954,292	971,907	958,438
Add: Performance based equity awards	1,332,161	1,345,903	1,345,903
Add: dilutive options/warrants outstanding	6,268,818	6,371,151	6,958,525
Weighted average exercise price per share	33.42	33.38	30.85
Deduct: options bought back via treasury method	(5,509,056)	(5,237,965)	(5,407,138)

Common shares and common share equivalents outstanding	52,568,981	52,487,155	52,697,565

Basic book value per common share	$50.32	$49.29	$49.03
Diluted book value per common share	$47.40	$46.05	$45.44

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended March 31,
	2009	2008

Opening shareholders’ equity	$2,416,862	$2,239,842
Deduct: accumulated other comprehensive income	(105,632)	(136,214)

Adjusted opening shareholders’ equity	2,311,230	2,103,628

Closing shareholders’ equity	$2,491,860	$2,394,620
Deduct: accumulated other comprehensive income	(48,204)	(135,626)

Adjusted closing shareholders’ equity	2,443,656	2,258,994

Average shareholders’ equity	$2,377,443	$2,181,311

Net income available to shareholders	$131,408	$130,945
Annualized net income available to shareholders	525,632	523,780
Annualized return on average shareholders’ equity — net income available to shareholders	22.1%	24.0%

Operating income available to shareholders	$137,604	$127,956
Annualized operating income available to shareholders	550,416	511,824
Annualized return on average shareholders’ equity — operating income available to shareholders	23.2%	23.5%

SOURCE Allied World Assurance Company Holdings, Ltd
Media:
Faye Cook
Vice President, Marketing & Communications
+1-646-794-0453
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com
Website: www.awac.com